Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
DESCRIPTION OF ENVIVA INC.’S CAPITAL STOCK
Authorized Capital Stock of the Company
The authorized capital stock of Enviva Inc. (the “Company”) consists of 700,000,000 shares of capital stock consisting of 600,000,000 shares of common stock and 100,000,000 shares of preferred stock, $0.001 par value per share.
Common Stock
Except as provided by law or in a preferred stock designation, stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, have the right to vote for the election of directors and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, stockholders are entitled to receive ratably such dividends (payable in cash, stock or other property), if any, as may be declared from time to time by the board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The stockholders do not have preemptive or preferential rights to acquire or subscribe for any shares of common stock. In the event of any liquidation, dissolution or winding-up of the Company’s affairs, stockholders will be entitled to share ratably in the Company’s assets that are remaining for distribution to its stockholders and after liquidation payments to holders of outstanding shares of preferred stock, if any.
Preferred Stock
The certificate of incorporation (the “Charter”) authorizes the board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more series of preferred stock, par value $0.001 per share, covering up to an aggregate of 100,000,000 shares of preferred stock. Each series of preferred stock will cover the number of shares and will have the powers, preferences, privileges, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, whether subject to retirement or sinking funds, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock are not entitled to vote at or receive notice of any meeting of stockholders.
Provisions of Enviva Inc.’s Certificate of Incorporation and Bylaws
Among other things, the Charter and the bylaws (the “Bylaws”):
•provide advance notice procedures with regard to stockholder nominations of candidates for election as directors or other stockholder proposals to be brought before meetings of stockholders, which may preclude stockholders from bringing certain matters before the stockholders at an annual or special meeting;
•provide that notice of stockholder proposals must be timely given in writing to the Company’s secretary prior to the meeting at which the action is to be taken;
•provide that, generally, to be timely, notice must be delivered to the Secretary of the Company at the Company’s principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (unless the date of the annual meeting is more than 30 days before or after such anniversary date, in which case such notice must be delivered no earlier than the close of business on the 150th day prior to such annual meeting or later than the close of business on the later of the 120th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is fewer than 100 days prior to the date of such annual meeting, the 10th day after the first public disclosure of the date of such meeting by the Company);
•provide the board of directors the ability to authorize issuance of preferred stock in one or more series, which makes it possible for the board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company and which may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company;
•provide that the authorized number of directors may be changed only by resolution of the board of directors;
•provide that, subject to the rights of holders of any series of preferred stock to elect directors or fill vacancies in respect of such directors as specified in the related preferred stock designation, all vacancies, including newly created directorships, be filled by the affirmative vote of holders of a majority of directors then in office, even if less than a quorum, or by the sole remaining director, and will not be filled by stockholders;
•provide that, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, if any, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders;
•provide that, subject to the rights of the holders of shares of any series of preferred stock, if any, to remove directors elected by such series of preferred stock pursuant to the Charter (including any preferred stock designation thereunder), any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon;
•provide that special meetings of stockholders may only be called by the Chairman of the board of directors or the board of directors pursuant to a resolution adopted by a majority of the members of the board of directors;
•provide that the provisions of the Charter can only be amended or repealed by (a) the Company in the manner then prescribed by the laws of the State of Delaware or (b) the stockholders upon the affirmative vote of a majority of the outstanding stock entitled to vote thereon; and
•provide that the Bylaws can be amended, altered or repealed by (a) the board of directors or (b) the stockholders upon the affirmative vote of at least a majority of the voting power of the shares of stock entitled to vote thereon.
Delaware Anti-Takeover Law
Section 203 of the Delaware General Corporation Law (the “DGCL”) provides that, subject to exceptions specified therein, a Delaware corporation may not engage in any “business combination,” including, among other things, certain mergers or consolidations with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or
•on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.
Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:
•any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and
•the affiliates and associates of any such person.
    Under some circumstances, Section 203 makes it more difficult for a person that is an interested stockholder to effect various business combinations for a three-year period. Section 203 of the DGCL permits a Delaware corporation to elect not to be governed by the provisions of Section 203. The Company has not elected to opt out of being governed by such provisions.
Stockholders’ Agreement
The Company entered into a stockholders’ agreement (the “Stockholders Agreement”) with Riverstone Echo Continuation Holdings, L.P. and Riverstone Echo Rollover Holdings, L.P. and each of their respective affiliates that own shares of common stock (collectively, the “Riverstone Stockholders”). The Stockholders Agreement provides for the composition of the board of directors. In addition, for so long as the Riverstone Stockholders hold at least 30% of the common stock, the Company agreed that it would not, without the approval of the Riverstone Stockholders:
•amend the Company’s certificate of incorporation or bylaws;
•undertake any transaction involving a merger of the Company or that would otherwise constitute a change of control;
•commence any voluntary dissolution, reorganization, recapitalization or liquidation of the Company;
•make a voluntary filing of a petition for bankruptcy or receivership by the Company, or fail to oppose any other person’s petition filed against the Company in any such proceeding;
•adopt any “poison pill” or shareholder rights plan;
•make any acquisition or disposition of assets or equity interests, in any transaction or series or related transactions, for aggregate consideration in excess of (A) 25% of the fair market value of the Company’s total assets or (B) 25% of the market capitalization of the Company, each as determined at the time of the approval of the agreement to enter into any such transaction or series of related transactions; or
•enter into any agreement to undertake or effect any of the foregoing actions.
The Stockholders Agreement will terminate upon the later of (a) such time as the Riverstone Stockholders hold less than 30% of the common stock and (b) the earlier of (1) the time at which the Company holds an annual meeting of its stockholders in 2022, if held, and (2) December 31, 2022.

Transfer Agent and Registrar
The transfer agent and registrar for the shares of common stock is American Stock Transfer & Trust Company, LLC.
Listing
The shares of common stock trade on the NYSE under the symbol “EVA.”